Exhibit 10.5

EMPLOYMENT AGREEMENT

Form A

THIS AGREEMENT is made on Column A.

AMONG

(1)	Column B, a PRC company with limited liability (“the Company”); and

(2)	Column C (“the Executive”).

WHEREAS:

The Company wishes to retain the Executive as the Column D of the Company, and the Executive wishes to be employed by the Company in such capacity, all upon the terms and conditions hereinafter set forth.

IT IS HEREBY AGREED as follows:

1.	Definitions

In this Agreement with the context so admits the following words and expressions shall have the following meanings:

1.1	“The Board” shall mean the Board of Directors of the Company.

2.	Employment

The Company shall engage and employ the Executive during the term hereof as the executive officer of the Company having the title of Column D. The Executive hereby accepts such employment and agrees diligently and faithfully to serve the Company and to devote his working time and efforts, to the best of his ability experience and talent, to the furtherance and success of the Company’s business.

3.	Term of Agreement

The Executive’s employment hereunder shall be effective as of Column A (the “Effective Date”) and continue thereafter, unless sooner terminated as hereinafter provided, until Column E.

4.	Remuneration

4.1	The Company shall, during the term of this Agreement, pay or cause to be paid to the Executive a base salary (“Base Salary”) of . Such salary shall be subject to review in accordance with the Company’s normal practices for executive salary review, as from time to time in effect.

5.	Termination of Employment: Severance

5.1	Executive’s employment hereunder may be terminated Column F.

6.	Confidential Information

Executive agrees that he will not, during the period of his employment hereunder and for Column G thereafter, use or divulge to any person, corporation, partnership or other entity any confidential or proprietary information concerning the Company and any of its respective affiliates for the benefit of anyone other than the Company or disclose any such information to others except in the course of the business of the Company or as required by law.

7.	Non-Solicitation of Employees

The Executive shall not for a period of Column H from the date of the Executive’s employment with the Company has been terminated, without the prior written consent of the Company, direct, induce, encourage or otherwise cause any other officer or employee of the Company to terminate employment with the Company.

8.	Non-Competition

The Executive shall not for a period of Column H from the date of the Executive’s employment with the Company has been terminated, without the prior written consent of the Company, accept or procure any ownership interest in, employment with, on provide any consulting services to, any other person, corporation, partnership or other entity in the Column I in the People’s Republic of China.

9.	Separability

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

10.	Assignment

This Agreement shall not be assignable by either party without the written consent of the other.

11.	Entire Agreement: Amendment

This Agreement constitutes the entire agreement of the Company and the Executive with respect to the terms of employment between the Company and the Executive and supersedes any previous agreement, arrangements and understandings between the Company and the Executive in that regard. This Agreement may be amended only by a written agreement between the Company and the Executive.

12.	Governing Law

This Agreement shall be construed, interpreted and governed in accordance with the Laws of Column J.

AS WITNESS the hands of a duly authorized officer of the Company and of the Executive the day the year first before written.

SIGNED by, for and on behalf of                                         )

Column B                                                                              )

[seal: Column B]

/s/ Column C
SIGNED by the said
Column C

APPENDIX A to EMPLOYMENT AGREEMENT with Column C

CRITICAL SUCCESS OBJECTIVES

1)	Financial Metrics

a)	Attainment of an annual 40% increase in all three major financial metrics: revenues, operating cash flow and net income.

b)	For the year ended December 31, 2005, these targets are RMB179 million, RMB15 million and RMB 14 million, respectively.

2)	Executive Team Build-out

a)	Each year, a mutually agreed upon executive recruitment and development plan.

b)	For the year ended December 31, 2005, the addition of two senior management executives, a Chief Financial Officer and either a Vice President Products or a Vice President Operations.

3)	Market Positioning, Perception and Reputation

a)	Each year, mutually agreed upon measures of annual improvements in market positioning, perception and reputation.

b)	For the year ended December 31, 2005, increases in customer satisfaction surveys, focus group perceptions and numbers of customers that have purchased within latest 12 months.

APPENDIX A to EMPLOYMENT AGREEMENT with Column C

1.	Renewal of the Term

At least thirty (30) days prior to the scheduled expiration of the term of this Agreement, the Company or the Executive, if intending to renew this Agreement, shall offer the other party a renewal of the Agreement in writing. The Company and the Executive may enter into a new agreement to renew this Agreement upon consensus. If the Company offers to renew the Agreement, the Executive shall accept or refuse the renewal prior to the expiration of the term of the Agreement. In the event that the Executive fails to respond prior to the expiration of such term, the Executive shall be deemed to have refused to renew the Agreement.

2.	Scope of Work and Work Schedule

2.1	The scope of the Executive’s duties shall be determined from time to time in accordance with the needs of the Company. The Company may reassign the Executive to a different position in the Company when the Executive is not competent for its original position. The main working location for the Executive is in Shanghai. Other working locations for the Executive shall include without limitation to the following: the location of the Company’s branches, affiliates, customers and suppliers, and any other places where the Company conducts its businesses.

2.2	The Executive shall diligently perform his duties to the best of his ability in accordance with the terms of this Agreement and the work rules of the Company contained in the Employment Manual of the Company (“Employment Manual”) or company policies as established from time to time by the Company.

2.3	The Executive is subject to the Non-fixed Working Hours System according to relevant laws and regulations and the Employment Manual and company polices as established from time to time by the Company.

2.4	The Executive shall be entitled to legal holidays, annual leave and other paid leaves of absence in accordance with applicable law and the Company’s work rules as set out in the Employment Manual or company policies as established from time to time by the Company.

3.	Remuneration and Living Benefits

3.1	The amount of the Executive’s monthly salary shall be before withholding of applicable tax and the employee portion of social insurance (or other) required contributions. The Company may adjust the Executive’s salary as it implements new wage systems or adjusts wage levels.

3.2	The Company will pay all remuneration to the Executive, less any amount required to be withheld by the Company as individual income tax and the employee portion of social insurance (or other) contributions required by applicable law and regulations. The Executive shall, however, have sole responsibility for the payment of any individual income tax and any other charges or taxes imposed on the Executive’s remuneration.

4.	Social Insurance and Labor Protection

4.1	The Executive is required to provide all necessary personal information to enable the Company to open/register a social insurance account with relevant labor authorities. The Company shall make contributions to the social insurance funds for the Executive in accordance with the laws and regulations. Additional benefits for the Executive shall be specified in the Employment Manual if applicable.

4.2	The Company will provide medical leave and benefits, benefits of female or pregnant employees, leave and other labor security benefits in accordance with applicable law and regulations and provisions of Employment Manual if applicable.

4.3	The Company will educate and train the Executive in the necessary basic knowledge such as work discipline, business skills and areas such as work safety and hygiene, etc. The Company will provide the Executive with work conditions that conform to PRC laws and regulations. Labor protection for the Executive shall be handled in accordance with the officially promulgated laws and regulations of the PRC.

5.	Labor Discipline

5.1	The Executive shall comply with all aspects of the Company’s rules relating to labor discipline and other work rules and procedures of the Company contained in the Employment Manual or company policies as established from time to time by the Company.

5.2	If the Executive violates any rule relating to labor discipline or any other rule or procedure of the Company, including safety rules, causes damage to the Company, or causes injury to himself or other persons, or fails to achieve the performance standards required of the Executive’s work position, the Company may take disciplinary action against the Executive. In serious cases, the Executive may be discharged by the Company in accordance with Article 6 of this Appendix A. The Company’s rights to take disciplinary action are set forth in the Employment Manual and other policies or materials issued by the Company from time to time.

6.	Termination by Company

6.1	The Company may dismiss the Executive at any time without notice if the Executive:

6.1.1	fails to meet the Company’s recruitment requirements during his period of probation;

6.1.2	has seriously violated the policies and rules of the Company;

6.1.3	commits an act of serious dereliction of duty or graft, thus causing substantial harm to the interests of the Company;

6.1.4	the Executive simultaneously maintains an employment relationship with another employer, and such employment seriously affects the completion of his work tasks for the Company, or the Executive refuses to rectify after the Company has requested him to do so;

6.1.5	the Executive causes the Company to enter into this Agreement, or an amendment hereto, as a result of fraud, duress or coercion;

6.1.6	is found guilty of a criminal offence; or

6.1.7	Any other reason lawful under PRC law and regulations.

6.2	The Company may dismiss the Executive with thirty (30) days written notice or upon payment of an extra one (1) month’s salary to the Executive if:

6.2.1	the Executive suffers from an illness or has sustained an injury that is not work-related, and is unable to resume his original work or other work assigned by the Company upon the conclusion of medical treatment;

6.2.2	the Executive is incompetent for the job and continues to be incapable of achieving an adequate level of performance after training or being assigned to a different position;

6.2.3	a major change in the objective circumstances pursuant to which this Agreement was entered into has rendered the Agreement incapable of being carried out and the Company and the Executive have failed to reach agreement on the amendment of the Agreement after consultations; or

6.2.4	Any other reason lawful under PRC law and regulations.

During the notice period, the Company is entitled to require that the Executive stop working and/or engaging in any Company business and that he or she complete the transfer of his duties to another employee designated by the Company.

6.3	The Executive shall not be dismissed pursuant to Article 6.2 of this Appendix A if:

6.3.1	the Executive was engaged in operations that exposed him to an occupational disease hazard and has not undergone a pre-departure occupational health examination or is suspected of having contracted an occupational illness and is being diagnosed or undergoing medical observation;

6.3.2	the Executive suffers from an occupational disease or has sustained work-related injuries at the Company, and has been confirmed to have lost or has partially lost the capacity to work by the relevant labor authentication commission;

6.3.3	the Executive is on prescribed medical leave in respect of a disease, or an injury that is not work-related;

6.3.4	the Executive is a woman who is pregnant, on maternity leave, or nursing a baby;

6.3.5	the Executive who has been working for the Company for a consecutive period of fifteen (15) years and is less than five (5) years from the statutory retirement age; or

6.3.6	an applicable law or regulations of the PRC or local government authorities otherwise prohibits the termination of the Agreement.

7.	Termination by Executive

7.1	The Executive may at any time resign from employment with the Company with thirty (30) days written notice. During the probation period (if applicable), the Executive may terminate this Agreement with three (3) days prior notice to the Company. If the Executive does so resign, the Company shall have no obligation to pay any compensation to the Executive in respect of the termination of the Agreement. The Company is entitled to have the Executive stop working and/or engage in any Company business and complete transfer of duties during the notice period.

7.2	If the employment of the Executive who has received training from the Company is early terminated, the Executive shall repay to the Company the training expenses actually incurred by the Company in accordance with the training contract entered into with the Company.

7.3	Notwithstanding the provisions of Article 7.1 of this Appendix A, the Executive may notify the Company of the Executive’s resignation from employment with the Company at any time without prior written notice:

7.3.7	if the Company forces the Executive to work by means of force, duress or illegal restriction of the Executive’s freedom; or

7.3.8	if the Company orders the Executive to perform risky work that endangers the Executive’s safety in violation of the law.

8.	Dispute Resolution

The parties shall settle labor disputes in accordance with the following procedure:

8.4	The parties shall first settle any dispute arising from the performance of this Agreement through consultation.

8.5	If agreement cannot be reached through consultation, the parties shall apply for arbitration to a local labor dispute arbitration committee of the place where the Company is registered according to the applicable law.

8.6	If any party is not satisfied with an arbitral award, the party may bring a law suit in a competent People’s Court of the place where the Company is registered according to the applicable law.

9.	Breach of Contract

9.1	In the event that the Executive breaches this Agreement or the rules or policies of the Company and thus causes economic losses to the Company, in addition to being subject to the relevant disciplinary action, he/she shall compensate the Company for its actual losses.

9.2	In the event that any breach of contract by the Executive satisfies the conditions for paying liquidated damages as well as compensating for losses, the manner subject to the higher amount shall be enforced, unless otherwise provided by the laws.

	Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Additional Clauses
1	29th March 2005	Shanghai Mecox Lane International Mailorder Co., Ltd.	Alfred Gu Bei Chun	Chief Executive Officer	the third anniversary of the Effective Date	by either the Company or the Company or the Executive at any time for any reason upon not less than 30 days prior written notice to the other party	a period of one year	one year	mail order or direct marketing businesses	Hong Kong Special Administration Region of the People’s Republic of China

1.2 “Cause” shall mean (i) Executive’s willful and continued failure substantially to perform his duties with the Company (other than as result of Executive’s in capacity due to illness or injury); (ii) Executive’s willful engaging in misconduct which is materially injurious to the Company, (iii) Executive’s gross negligence in the performance of his duties which is materially injurious to the Company or (iv) Executive’s conviction of a criminal offense.

4.1 Such salary shall be paid in periodic installments (but not less frequently than monthly) in accordance with the Company’s normal mode of executive salary payment.

4.2 In addition to Executive’s Base Salary, the Company shall pay or cause to be paid to the Executive an annual cash bonus (“Annual Bonus”) of between 50% and 100% of the Base Salary if the Critical Success Objectives (“CSOs”) are achieved. The CSOs are outlined in Appendix A and will be annually reviewed and mutually agreed upon between the Executive and the Board prior to the commencement of each calendar year. The exact amount of the Annual Bonus will be determined at the sole discretion of the Board, excluding the Executive, of how well the CSOs have been achieved.

4.3 In addition to Executive’s Base Salary, the Company shall grant Executive equity interests in the Company pursuant to the terms and conditions of a separate agreement between the Company and Executive.

4.4 During the term of this Agreement, Executive shall be entitled to 20 business days vacation during each calendar year.

5.2 In the event of Executive’s death or disability (which for this purpose shall mean that, as a result of illness or injury, Executive is unable substantially to perform his duties hereunder for a period of a least 30 consecutive business days, or a total of at least 90 business days in any period of 365 consecutive days), Executive’s employment hereunder shall automatically terminate on the date of death or disability, as the case may be.

5.3 If Executive’s employment hereunder shall be terminated by Company at any time without Cause then Executive shall be entitled to: (a) severance compensation equal to two months of the Executive’s then-current Base Salary;

5.4 The Company may terminate Executive’s employment for Cause at any time and upon such termination, the Company shall have no further obligations to the Executive except for compensation due for the period prior to the date on which a notice termination is given.

2	July 1, 2009	Mai Wang Information Technology (Shanghai) Co., Ltd.	Paul Bang Zhang	Senior Vice President and Chief Financial Officer	June 30, 2012	In accordance with Appendix A hereto	the period	six months	businesses the same with or similar to the businesses of the Company	the People’s Republic of China	5.2 Any other terms and conditions as provided under Appendix A hereto shall constitute an integral part of this Agreement.

English Translation

Form B

To protect the legal interests of the Company and the employee, and to establish employment relationship in accordance with the provisions of laws, the parties, on the basis of equality and voluntariness, have reached consensus through consultations and entered into this Agreement.

Article 1: Parties of this Agreement

Column A (hereinafter “the Company”)

Legal Representative: Gu Beichun

Address of the headquarters: 5th, 17th, 21st, 22nd Floor, No.20 Building, 487 Tianlin Road, Shanghai.

Registered Address: Tongjin Avenue Wujiang Economic Development Zone, Jiangsu Province.

Zip Code: 200233

Column B (hereinafter “the Employee”) ID No.: Column C

Place of Domicile: Column D

Present Residence: Column D

Zip Code: Column E

Article 2: Definitions

1.	The government shall refer to the government of the People’s Republic of China, the People’s government of Shanghai Municipality and / or the People’s government of Jiangsu Province.

2.	The applicable laws shall be “the Labor Law of the People’s Republic of China”, “the Employment Contract Law of the People’s Republic of China” and other relevant laws, rules and regulations.

3.	The Employee Manual shall refer to the latest revised effective “Employee Manual” and all its amendments and supplemental provisions which have been announced to become effective through legal procedure.

4.	The Employment Agreement shall mean this Agreement.

5.	Both parties shall mean the Company and the Employee.

6.	The party shall refer to either the Company or the Employee.

Article 3: Term of the Agreement and Service.

1.	The term of this Agreement shall commence on Column F and expire on Column G.

2.	Special arrangements relating to the aggregate matters of the service term can be made between the Company and the Employee who is trained on specialized techniques at the specific expenses born by the Company.

Article 4: Work Content and Work Place

1.	The Company employs the Employee to work for it. Upon the execution of this Agreement, the position of the employee shall be Column H. The Employee shall diligently perform his duties according to the job responsibility, work scope and work schedule determined by the Company and meet the requirement of time, quality and amount of work performed.

2.	In the event that the Employee is not competent to do the job, the Company is entitled to adjust the position of the Employee and the remuneration of the Employee accordingly.

3.	The major work place of the Employee shall be in Shanghai. Other work places of the Employee shall include but not limited to the following places: locations of the domestic branches of the Company, locations of the Company’s affiliates, locations of the clients and suppliers of the Company, other places where the business and activities of the Company are operated or conducted.

Article 5: Working Hours and Leaves and Vacation

1.	Subject to relevant laws and regulations of the government, the Company may make specific arrangements on the Employee’s workings hours in consideration of the nature of the Employee’s position and the need of the Company’s business. The Employee is subject to the Non-fixed Working Hours System.

1.1.	For Standard Working Hours System: 5 working days per week, maximum 8 working hours per day and maximum 40 working hours per week. Meal time and break time is not considered as working hours.

1.2.	For Integrated Working Hours System: work hours are integrately calculated in accordance with working period approved by the government. Working hours and break time shall be arranged according to the rules of the Company.

1.3.	For Non-fixed Working Hours System: provided that work tasks of the Company are ensured to be accomplished, working hours and break time shall be arranged according the rules of the Company.

2.	Integrated Working Hours System and Non-fixed Working Hours System shall be carried out on the basis of the approval of labor administration of the government. In the event that the position is disapproved or the approval thereof is withdrawn during the performance of this Agreement, both parties shall be subject to the Standard Working Hours System. In the event that the Standard Working Hours System to which the Employee was subject changes to the Integrated Working Hours System or Non-fixed Working Hours System as approved by the relevant department of the government, the working hours system of the Employee shall be changed in accordance with the approval.

3.	In the event that the Employee’s working position is adjusted, the Employee shall be subject to the applicable working hours system of the new position.

4.	The Employee shall be entitled to have legal holidays and leaves stipulated by laws and regulations of the government and rules of the Company. The specific rules are set out in the Employee Manual.

Article 6: Labor Protection, Labor Condition and Occupational Hazard Protection

1.	The Company shall provide the Employee with safe and healthy working environment according the rules of the Employee Manual.

2.	The Company shall provide the Employee individual with necessary individual safety products and health products according to the actual conditions of his position.

3.	The Employee shall comply strictly with the rules of the Employee Manual and the provisions relating to the safety procedures, usage of the safety equipments, labor safety and individual health as set out in the regulatory framework of the Company.

4.	The Company shall comply with the rules relating to specific protection of female employees.

5.	The Company shall take safety measures to prevent occupational hazard according to the laws.

Article 7: Remuneration

1.	The Company shall, during the term of this Agreement, pay or cause to be paid to the Employee a base salary (together with various allowances and perquisites) of per month constituting 70% of the Employee’s total monthly salary of per month, based on the attendance of the Employee. The remaining 30% the total monthly salary shall be bonus based on the attendance situation, working performance and compliance with the regulatory framework of the Employee, which will be paid according to the Employee Manual and relevant policies of the Company.

2.	Every salary as described in the rules and policies of the Company shall be pre-tax salary. The Employee is obliged to pay the individual income tax while the Company shall assume the responsibility of withholding agent according to the laws.

3.	The Company applies the principle “Salary is Determined by and Subject to Position”. The Employee’s salary is determined in accordance with the latest position or title, experience and work performance of the Employee. The lowest wage level as defined by local government shall be paid to the Employee during the off-work training period.

4.	The basic income of the Employee shall include the base salary and all kinds of allowances and perquisites stipulated by law. It shall be the basis of the calculation of wages of overtime, sick leaves, personal leaves, wedding leaves, funeral leaves and other vacations.

5.	The Company shall conduct an appraisal on the performance of the Employee according to the Employee Manual

6.	The Company shall pay the salary on the last working day of each month to the bank which pays to the Employee’s bank account through the bank’s payment process.

7.	In the event that there is suspense of business of the Company for over one month, the Employee’s remuneration shall be the lowest wage level determined by the People’s Republic of China. In the event that the lowest wage of laying-off is higher or lower than the lowest wage level, the remuneration shall be the lowest level as stipulated by the People’s Republic of China.

Article 8: Social Insurance and Welfare

1.	Pursuant to relevant applicable laws, the Company shall deal with and make contributions to the social insurance and housing funds for the Employee according to the local standard of the long-term work place of the Employee. The Company is obliged to withhold and remit for the Employee as is required by laws, expect that payment cannot be effectuated due to the Employee’s own reason.

2.	The Employee shall provide on a timely basis the Company with all necessary personal information and certificates for opening a social insurance account. In the event of delay in providing those materials, the consequence as a result thereof shall be born by the Employee.

3.	The welfare of the Employee shall be subject to the rules of the Employee Manual and regulatory framework of the Company.

Article 9: Renew, Termination of this Agreement

1.	Renewal of the Term

Before the expiration of the term of this Agreement, the Company or the Employee, if intending to renew this Agreement, shall send the other party a renewal notice of this Agreement in writing. The Company and the Employee may enter into a new agreement to renew this Agreement upon consensus. The rights and obligations of the parties shall be governed by the new agreement. If the Company offers to renew this Agreement, the Employee shall respond within 2 working days as of the date offer. In the event that the Employee responds in writing later than the required period, refuses to accept the terms and conditions of renewal or delays in handling renewal formalities, the Employee shall be deemed to have refused to renew this Agreement.

2.	Termination of this Agreement

2.1.	Before the expiration of the term of this Agreement, if either party does not offer an intention of renewal or fails to reach consensus of the renewal with the other party, this Agreement shall terminate on the expiring date.

2.2.	This Agreement shall terminate if any of the following circumstances occurs.

2.2.1.	The Employee retires and benefits the basic pension; The Company is declared as bankrupt.

2.2.2.	The Company is required to shut down or terminate or has its Business License withdrawn, or the Company determines to dismiss.

2.2.3.	Other situations stipulated by laws and regulations.

3.	The Company may terminate this Agreement at any time, if any of the following circumstances occurs.

3.1.	During the probation, the Employee is proved to be inconsistent with the employment requirement. Such inconsistency shall refer to any of the following circumstances:

3.1.1.	Inconsistency with requirements expressly written in the employment advertisement;

3.1.2.	During the interview or probation, the Employee conceals his true identity or information, or makes false statements, or any other situation where the fact is inconsistent with the documents or statements signed and confirmed by the Employee;

3.1.3.	The Employee fails to pass the probation appraisal., which shall be determined according to the relevant rules of the Company;

3.1.4.	Any other inconsistency stipulated in the Employee Manual.

3.2.	The Employee has materially breached the existing policies and rules of the Company.

3.3.	The Employee commits an act of serious dereliction of duty or graft, thus causing substantial harm to the interests of the Company. The definition of “substantial harm” shall be determined in accordance with relevant provisions in Employee Manual or regulatory framework of the Company.

3.4	The Employee simultaneously maintains an employment relationship with another employer, and (1) such employment materially affects the completion of his/her tasks for the Company, or (2) the Employee refuses to rectify at the Company’s requirement .The definition of “materially affect” and “refuse to rectify” shall be determined in accordance with relevant provisions in Employee Manual or regulatory framework of the Company.

3.5.	The Employee causes the Company to enter into this Agreement against the genuine assent of the Company, or an amendment hereto, as a result of fraud, duress or coercion or exploitation of the Company’s unfavorable position.

3.6.	The Employee is found guilty of a criminal offence or subject to the reeducation through labor.

4.	The Company may terminate this Agreement according to the law under any of the following circumstances.

4.1.	After the set period of medical care for an illness or non-work-related injury, the Employee can engage neither in his original work nor in other work arranged for him by the Company. In the event that the employee refuses to do the work reasonably assigned by the Company, the Employee shall be deemed as unable to do other work arranged by the Company.

4.2.	The Employee is incompetent for the job and continues to be incapable of achieving an adequate level of performance after training or being assigned to a different position.

4.2.1.	“Incompetent” shall include but not limited to the failed performance appraisal of the Employee;

4.2.2.	The main training for “incompetent” Employee is the off-work training arranged by the Company for the Employee, and its specific implementation shall be subject to the Employee Manual

4.3.	A major change in the objective circumstances pursuant to which this Agreement was entered into has rendered this Agreement impossible to be carried out and the Company and the Employee have failed to reach agreement on the amendment of this Agreement after consultations. “A major change in the objective circumstances pursuant to which this Agreement was entered into has rendered this Agreement impossible to be carried out” shall refer to any of the following circumstances:

4.3.1.	The work place of the Employee has changed due to relocation of the Company, construction of new projects and other reasons.

4.3.2	The Employee has no work task to do due to the strategic adjustment by the investor of the Company.

4.3.3.	The position is merged or canceled due to revamping of equipment, process innovation or organizational adjustment.

4.3.4.	Any other reason which causes this Agreement impossible to be carried out.

5.	Upon the conclusion of medical treatment for a work-related injury or occupational disease, the termination of this Agreement and the treatment to the Employee as a result thereof shall be subject to the rules of applicable laws.

6.	The Employee may terminate this Agreement according to the law upon a written notice 3 days in advance during probation and 30 in advance after probation. In the event that the Company forces the Employee to work by violence, threats, or illegal restraint of liberty, or the Company commands against regulations or at the risk of the personal safety of the Employee, the Employee may refuse to execute such command. At that time the Employee shall report such matter to the Company or his department, and the Employee may leave the dangerous area but may not leave the Company without permission. In the event that the Employee terminates this Agreement due to such matter, the Employee shall send a written notice regarding such matter in advance or within 24 hours from the termination of this Agreement; otherwise all the damages incurred therefore shall be born by the Employee.

7.	The Company will stop paying any kind of insurances for the Employee from the date of the termination of this Agreement.

8.	When leaving, the Employee shall return to the Company all the list, data, books, records, memos related to the Company and all the materials and assets belonging to the Company, and duly follow turn-over and demission procedures.

Article	10: Exclusive Service and Confidential Information.

1.	After this Agreement being made, the Employee may not work for himself or any other party during the term hereof. The Employee may not hold a concurrent post in the entities other than the Company without permission.

2.	In the event that the Employee violates the above-said rules resulting in damages to the Company, the Employee shall be liable to compensate according the degree of the damage.

Article	11: Confidential Information

1.	The Employee agrees that he will follow the rules related to the confidential information stipulated in the Employee Manual, the confidentiality regulations and other relevant regulatory and department rules of the Company . The Employee shall not divulge without written consent of the Company the technology information, business information and any other confidential information belonging to the Company (including but not limited to the Company and its affiliates, contractors, suppliers, and clients etc.) which is accessible to the Employee in any manner. The technology information and business information recorded in e-digital, written and any other form shall include but not limited to:

1.1.	All information related to the new product or new project of the Company; designing programs, product formulation (blueprint), manufacturing process, allocation and performance of resources; product prices, costs, quality; list of clients, supply of goods, manufacture and sales policies, base number of a tender, bid document, management tricks, salaries of the Employees, computer systems recourses and any other confidential information.

1.2.	The information listed in the sheet of classification and regulations of confidential information.

1.3.	Any document, digital data and other written material marked “Confidential” provided by the Company.

1.4.	Other information expressly designed to be confidential by the Company, the department or the supervisor of the Employee.

1.5.	The Employee who are engaged in the work of product design, development, marketing, finance, purchasing and etc, shall additionally enter into the “Confidential and Non-Competition Agreement” with the Company. The specific positions and staff shall be detailed by the Company.

2.	All work-related invention by the Employee shall belong to the Company. The Employee shall timely report and summit all technical materials to the Company, and assist the Company at his/her the best efforts to obtain patent of such invention.

3.	The Employee shall not, during the period of his employment hereunder and for the period thereafter, divulge to any other person or entity any confidential information of the Company. Otherwise the Company is entitled to claim for damages according to the law and to claim for criminal liability if the situation is serious.

4.	In the event that any arrangement of service term other than this Agreement is made, such arrangement shall be honored.

Article 12: Liabilities of Breach and Compensation

1.	In the event that the Employee breaches this Agreement or rules or policies of the Company and thus causes economic losses to the Company, in addition to being subject to the relevant disciplinary action, he/she shall compensate the Company for its actual losses.

2.	In the event that any breach of this Agreement by the Employee satisfies the conditions for paying liquidated damages as well as compensating for losses, the higher amount shall be enforced, unless otherwise provided by law.

3.	In the event that the termination of this Agreement at sole decision of the Company satisfies the conditions of economic compensations provided by law, the rules of relevant applicable law shall be enforced as regards the specific compensations . The provision of laws related to medical compensation calculation shall also be enforced if applicable.

Article 13: Dispute Resolution

1.	The parties shall first settle any dispute arising from the performance of this Agreement through friendly consultation. The Employee may not make trouble, destroy regular order of work, business and management, stop working or fulfilling his duties or take any other over-reacted action; otherwise the Company may fire the Employee immediately.

2.	If agreement cannot be reached through consultation, either party may apply for arbitration to a local labor dispute arbitration committee of the place where the Company is registered according to applicable law.

3.	If either party is not satisfied with an arbitral award, the party may bring a law suit in a competent People’s Court of the place where the Company is registered according to applicable law.

Article 14: Others

1.	The Employee shall comply strictly with the applicable laws and rules and policies made by the Company. The Company may amend its rules and policies from time to time, the new rule and policy shall take the place of the original one from the date of approval.

2.	The Employee shall be subject to the relevant disciplinary action or education according to the relevant provisions of the Employee Manual in the event that the Employee violates the law or the rules and policies of the Company.

3.	This Agreement has three originals, and each shall has the equal validity. The Company shall hold two originals and the Employee shall hold one original. This Agreement shall come into effect after being signed or sealed by both parties.

4.	Any contract, agreement that is made before this Agreement and inconsistent with this Agreement shall be null and void after the execution of this Agreement, and the provisions hereof shall prevail.

5.	Both parties may enter into “supplemental agreements” upon consensus through consultations as supplements hereto. In the event of any discrepancy, the provisions in the “supplemental agreements” shall prevail if not violating the law.

6.	In the event that this Agreement remain unconcerned with certain matter or is inconsistent with the law which is enforceable, the applicable law shall be enforced. In the event of any changes of the applicable law, the Company shall reserve the right to amend this Agreement according to the applicable law. In the event that no agreement can be reached, the applicable law shall be enforced.

7.	Both parties ensure that the information written in this Agreement is true and valid, and it shall inform the other party on a timely basis of any change. The Employee shall be liable if he or she provides false information. The Employee confirms that the present residence written in the Agreement to be the postal address, which any document is mailed to (by registered mail or EMS) shall be regarded as served. The Employee shall inform the Company of the change of the address (if there is any) upon a written notice within 3 working days after the change; otherwise the Employee shall bear the unfavorable consequence as result thereof. The Company may mail documents to the original address before receiving the written notice of the change.

Company: Column A

[seal: Column A]

Date: Column F

Employee: Column B

/s/ Column B

Date: Column I

	Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Additional Clause
1	Mecox Lane Technology (China) Co., Ltd.	Pu Sijie	310106197 603124036	N/A	N/A	August 23, 2010	February 28, 2013	general manager of e-commerce division	September 17, 2010	No probation period is involved.
2	Mecox Lane Technology (China) Co., Ltd.	Zhang Yan	2201041971 10180617	N/A	N/A	August 23, 2010	June 28, 2012	chief technology officer	August 23, 2010
3	Mecox Lane Technology (China) Co., Ltd.	Wu Yili	0214293103(B)	N/A	N/A	August 23, 2010	November 30, 2014	head of health and beauty division	August 23, 2010
4	Shanghai Mecox Lane International Mailorder Co., Ltd.	Wang Zhen	3102221971 1110005X	Room 2201, No. 3 Building, Lane 111, Zhongcao Road, Xuhui District, Shanghai	200030	July 1, 2010	June 30, 2013	senior vice-precedent of business development	N/A	Probation period shall commerce on July 1, 2010 and expires on December 31, 2010.